Exhibit 5.1

May 12, 2017

CAI International, Inc.
Steuart Tower
1 Market Plaza, Suite 900
San Francisco, California 94105

Re:	Registration Statement on Form S-3 Filed by CAI International, Inc.

Ladies and Gentlemen:

We have acted as counsel to CAI International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form S-3 (the “Registration Statement”) for the registration of the sale from time to time of one or more series of the following securities by the Company (collectively, the “Securities”):

(a)	shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”),

(b)
shares of the Company’s preferred stock, par value $0.0001 per share (“Preferred Stock”), which may be issued as part of a series established pursuant to a certificate of designation filed in the office of the Secretary of State of the State of Delaware in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (a “Certificate of Designation”),

(c)	debt securities of the Company, including convertible debt securities of the Company (“Debt Securities”),

(d)	warrants representing rights to purchase Common Stock, Preferred Stock or Debt Securities (“Warrants”), and

(e)	units consisting of any combination of the Securities (“Units”).

In addition, 3,000,000 shares of Common Stock are being registered under the Registration Statement for resale from time to time by selling stockholders who will be named in a prospectus supplement to the Registration Statement (the “Selling Stockholder Shares”).

In our capacity as counsel to the Company, we have examined such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) information provided in certificates of officers of the Company.  We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing examination and in reliance thereon, and subject to (a) the assumptions stated and in reliance on statements of fact contained in the documents that we have examined and (b) completion of all corporate action required to be taken by the Company to duly authorize each proposed issuance of Securities (including the due reservation of any shares of Common Stock or Preferred Stock for issuance upon conversion or exchange of any other Securities), we are of the opinion that:

1.
With respect to Common Stock (excluding the Selling Stockholder Shares), when the shares of Common Stock have been issued and delivered in accordance with the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, such shares of Common Stock will be validly issued, fully paid and non-assessable.

2.
With respect to Preferred Stock, when (a) the applicable Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware and (b) the shares of Preferred Stock have been issued and delivered in accordance with the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

3.
With respect to Common Stock or Preferred Stock to be issued upon conversion of the Debt Securities or Preferred Stock, when (a) if applicable, the Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware and (b) such Common Stock or Preferred Stock, as the case may be, has been issued and delivered in accordance with the terms of the applicable Debt Securities or Preferred Stock, as the case may be, such shares of Common Stock or Preferred Stock will be validly issued, fully paid and non-assessable.

4.
With respect to Debt Securities to be issued under one or more indentures (each, an “Indenture”), when (a) the terms of the Debt Securities have been established in accordance with the Indenture, (b) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (c) the Indenture and the applicable supplement thereto, if any, has been duly authorized and validly executed and delivered by the Company and the trustee thereunder and (d) the Debt Securities have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture and the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Debt Securities will be legal, valid and binding obligations of the Company.

5.
With respect to the Warrants, when (a) a warrant agreement relating to the Warrants (the “Warrant Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Warrants have been established in accordance with the Warrant Agreement and (c) the Warrants have been executed and delivered in accordance with the related Warrant Agreement and the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Warrants will be legal, valid and binding obligations of the Company.

6.
With respect to the Units, when (a) a unit agreement relating to the Units (the “Unit Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Units have been established in accordance with the Unit Agreement and (c) the Units have been executed and delivered in accordance with the related Unit Agreement and the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Units will be legal, valid and binding obligations of the Company.

7.	The Selling Stockholder Shares are validly issued, fully paid and non-assessable.

The foregoing opinions are subject to the following exclusions and qualifications:

(a)
Our opinions are as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.  This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)
We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c)
We do not express any opinions herein concerning any laws other than the laws in their current forms of the States of Delaware and New York and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP